News Release

Cenveo Announces Reverse Stock Split
1-for-8 Reverse Stock Split and Adjustment of Authorized Shares
July 13 Effective Date

STAMFORD, CT - (July 8, 2016) - Cenveo, Inc. (the “Company”) (NYSE: CVO) announced today a reverse split of its common stock, $0.01 par value, at a ratio of 1-for-8, effective July 13, 2016, and that the Company’s common stock will begin trading on a split-adjusted basis when the market opens on July 14, 2016. In addition, the Company also announced that the authorized common stock of the Company will be increased from 100 million to 120 million shares and then adjusted in the reverse split from 120 million to 15 million shares. All of the foregoing matters were approved by the Company’s stockholders at the annual meeting of the stockholders held on May 26, 2016. The Company's common stock will continue to trade on the New York Stock Exchange under the trading symbol "CVO" but will trade under the new CUSIP number 15670S 402.  As a result of the reverse split, each eight pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of the holders, and the number of outstanding common shares will be reduced from approximately 68.5 million to approximately 8.5 million shares.  The reverse split will also apply to common stock issuable upon the exchange of the Company’s outstanding exchangeable notes and upon the exercise of the Company’s outstanding warrants and stock options.

The Company's transfer agent, Computershare, which is also acting as the exchange agent for the reverse split, will provide instructions to stockholders regarding the process for exchanging shares. No fractional shares will be issued as a result of the reverse split and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment which shall represent a pro-rata portion of the net proceeds (after customary brokerage commissions and other expenses) attributable to the post-split sale into the market of all the fractional shares resulting from the stock split.

Robert G. Burton, Sr., Chairman and Chief Executive Officer, stated:
“The reverse stock split will allow us to satisfy the NYSE minimum share price requirement and cure the previously announced delisting issue relating to that requirement. This is a mechanical change to our capital structure and does not have any impact on Cenveo’s operations. We continue to have confidence in our business and in the long term prospects of our company.”

Additional information about the reverse stock split can be found in the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 26, 2016, a copy of which is also available at www.sec.gov or www.cenveo.com.

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Cenveo, Inc. (NYSE: CVO), world headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day to our customers. For more information please visit us at www.cenveo.com.
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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on such forward-looking statements. Such statements speak only as of the date of this release, and Cenveo, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent United States and global economic conditions have adversely affected Cenveo, Inc. and could continue to do so; (ii) Cenveo, Inc.’s substantial level of indebtedness could impair its financial condition and prevent it from fulfilling its business obligations; (iii) Cenveo, Inc.’s ability to service or refinance its debt; (iv) the terms of Cenveo, Inc.’s indebtedness impose significant restrictions on its operating and financial flexibility; (v) additional borrowings available to Cenveo, Inc. could further exacerbate its risk exposure from debt; (vi) Cenveo, Inc.’s ability to successfully integrate acquired businesses with its business; (vii) a decline in Cenveo, Inc.’s consolidated profitability or profitability within one of its individual reporting units could result in the impairment of its assets, including goodwill and other long-lived assets; (viii) the industries in which Cenveo, Inc. operates its business are highly competitive and extremely fragmented; (ix) a general absence of long-term customer agreements in Cenveo, Inc.’s industry subject its business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for Cenveo, Inc.’s products; (xi) the availability of the Internet and other electronic media adversely affecting Cenveo, Inc.’s business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) Cenveo, Inc.’s labor relations; (xiv) Cenveo, Inc.’s compliance with environmental laws; (xv) Cenveo, Inc.’s dependence on key management personnel; (xvi) any failure, interruption or security lapse of Cenveo, Inc.’s information technology systems; (xvii) statutory requirements that share repurchases are subject to certain asset sufficiency standards and (xviii) uncertainty as to the ultimate beneficial impact of the other transactions described herein, including the consummation of the remaining transactions, which are subject to conditions, including but not limited to those that are not within the control of Cenveo, Inc. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact Cenveo, Inc.’s business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Ayman Zameli at (203) 595-3063